EXHIBIT 10.34

AMENDMENT NO. 3 TO PROMISSORY NOTE

This Amendment No. 3 to Promissory Note (this “Amendment No. 3”) is dated for reference purposes June 24, 2004, and is by and between TULLY’S COFFEE CORPORATION, a Washington corporation (“Maker”), and KENT CENTRAL, L.L.C., a Washington limited liability company (“Holder”).

R E C I T A L S

A. Maker has previously executed that certain Promissory Note dated November 1, 2002, in favor of Holder in the original principal amount of up to TWO MILLION EIGHT HUNDRED NINETY THOUSAND THIRTY SEVEN AND 09/100 DOLLARS ($2,890,037.09) (the “Original Note”). The Original Note was amended by Amendment to Promissory Note dated March 3, 2003 (“Amendment No. 1”), and Amendment No. 2 to Promissory Note dated June 26, 2003 (“Amendment No. 2). Amendment No. 1, among other changes, increased the maximum amount of the Note to THREE MILLION EIGHT HUNDRED NINETY THOUSAND THIRTY SEVEN AND 09/100 DOLLARS ($3,890,037.09). The Original Note, Amendment No. 1 and Amendment No. 2 are collectively referred to herein as the “Note.”

B. Maker has requested that Holder amend certain principal repayment dates and amend the maturity dates of the Note and Holder has, in response to Maker’s request, agreed to amend the Note in certain respects, all as more fully set forth below.

NOW, THEREFORE, the parties hereto, in consideration of their mutual promises contained herein and for other good and valuable consideration, hereby agree to amend the Note as follows:

AGREEMENT

1. The portion of paragraph (a) on the first page of the Original Note that begins with “Notwithstanding anything to the contrary contained herein” through the balance of said paragraph (a) of the Original Note, as previously amended by Amendment No. 2, is hereby deleted and the following shall be substituted in its place:

Notwithstanding anything to the contrary contained herein, in addition to the foregoing monthly interest payments: (i) commencing July 1, 2003, through June 1, 2004, Maker shall pay the monthly installments of principal as more fully set forth under the Schedule of Principal Installments shown in Column B of the Schedule of Principal Installments in Exhibit C to Amendment No. 2; (ii) commencing July 1, 2004, and on the first (1st) day of each calendar month thereafter until this Note has been fully repaid, Maker shall make monthly installment payments of principal in the amount of Seventy Thousand and 00/100 Dollars ($70,000.00) each month (also herein called “Principal Installments”); and (iii) if Maker obtains any equity after the date hereof by way of (A) the sale of stock, common or preferred, in Maker or any affiliate of Maker, or (B) the sale of any rights to acquire stock, common or preferred, in Maker or any affiliate of Maker, Maker shall pay all of the gross cash proceeds from such sale(s) (i.e., there shall be no deduction of any costs of such sale(s))

to Holder. The entire unpaid Principal Balance (including any principal outstanding under the Original Note Amount [as defined in Amendment No. 1] or the Increased Note Amount [as defined in Amendment No. 1]), plus any accrued interest which remains unpaid under the Original Note, Amendment No. 1 and Amendment No. 2, shall be paid in full in the form of a final balloon payment on August 1, 2005 (the “Maturity Date”). So long as Maker is not in default under the terms of the Note, all scheduled payments under clauses (i) and (ii) above shall be applied in reduction of principal and all scheduled payments under clause (iii) above shall, in the absence of a default by Maker under this Note, be applied first to interest due, and any balance shall be applied in reduction of principal. The failure to pay a Principal Installment by not later than the particular date on which such Principal Installment is due shall be a default under the Note. Maker shall have the right, upon not less than ten (10) days prior written notice to Holder, to pay all principal, and accrued but unpaid interest under the Original Note, Amendment No. 1 and Amendment No. 2 without penalty.

2. Paragraph (b) on page 2 of the Original Note is hereby deleted in its entirety and the following shall be substituted in its place:

(b) From and after the date hereof through September 30, 2004, Maker shall pay interest on the outstanding Original Note Amount at a rate (herein called the “Note Rate”) equal to the per annum rate of interest from time to time publicly announced by Bank of America as its Prime Rate minus one-half ( 1/2) of one percent per annum. The term “Prime Rate” as used herein means the rate of interest announced by Bank of America from time to time as its Prime Rate; provided, however, that Bank of America may lend to its customers at interest rates that are at, above or below its Prime Rate. The Note Rate shall adjust on each date any change in the Prime Rate of Bank of America is announced. In the event Bank of America ceases announcing a Prime Rate, Holder shall have the right to substitute a similar index using Holder’s commercially reasonable business judgment. Commencing on October 1, 2004, and continuing until the date on which this Note is paid in full, Maker shall pay interest on the outstanding Original Note Amount and the outstanding Increased Note Amount at a rate (also herein called the “Note Rate”) equal to twelve percent (12%) per annum. All interest on this Note shall be computed on a 360-day year comprised of twelve 30 day months, but shall be charged for the actual number of days principal is unpaid. The principal and interest hereto shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment. In no event shall the interest rate exceed the legal rate of interest provided for under the laws of the State of Washington.

3. Paragraph (c) on page 2 of the Original Note is hereby deleted in its entirety and the following shall be substituted in its place:

(c) On November 1, 2002, and November 1, 2003, Maker shall pay Holder a fee equal to three percent (3%) of the maximum permitted outstanding balance which Maker may borrow hereunder for the period commencing on said dates, disregarding the fact that Maker may not have delivered fully executed guaranties from all “Guarantors” (described below).

4. The paragraph on page 3 of the Original Note which begins with the sentence “This Note evidences a revolving line of credit” is hereby deleted in its entirety and the following shall be substituted in its place:

This Note evidences a revolving line of credit. Advances under this Note may be requested by Maker no more frequently than once per week and may be requested only in writing by a person whom Borrower has authorized in writing to request advances from Holder. Once an advance under the Original Note Amount has been repaid, it may be borrowed again under this Note so long as such advance, together with the then outstanding Principal Balance of the Original Note Amount does not, on the date of the advance, exceed the amount set forth in Column F (“Maximum Borrowings Permitted Under Original Note Under Amendment No. 3”) of the Schedule of Principal Installments attached to this Amendment No. 3 as Exhibit 1 and by this reference incorporated herein for the month in which the advance is made. Once an advance under the Increased Note Amount has been repaid, it may be borrowed again under this Note so long as such advance, together with the then outstanding Principal Balance of the Increased Note Amount does not, on the date of the advance, exceed Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00). Notwithstanding anything to the contrary contained in the Note, the outstanding Principal Balance of the Original Note Amount and the Increased Note Amount, combined, shall not, at any time, exceed the amount set forth in Column H (“Maximum Permitted Borrowings - Combined Original Note and Increased Note (Asset Based Loan)”) of the Schedule of Principal Installments attached to this Amendment No. 3 as Exhibit 1. The following parties are presently authorized to request advances under this Note until the Holder receives from Borrower at the Holder’s address shown above written notice of revocation of their authority: Kris Galvin or such other representative of Maker as shall be designated in writing by Maker from time to time. The unpaid Principal Balance owing on this Note at any time may be evidenced by Holder’s internal records. The Holder shall have no obligation to advance funds under this Note if: (a) Borrower or any guarantor is in default under the terms of this Note or any of the Loan Documents; (b) Borrower ceases doing business or is insolvent; (c) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note; or (d) the Holder in good faith deems that a material adverse change has occurred in Maker’s financial condition.

5. Section 1 of Amendment No. 1 is hereby revised to add the following: “Notwithstanding anything to the contrary contained herein, on and after June 1, 2004, the Increased Note Amount shall not exceed Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).

6. Section 9 of Amendment No. 1 is hereby deleted in its entirety and the following is substituted in its place:

9. All funds advanced by Holder to Maker under the Increased Note Amount shall bear interest through September 30, 2004, equal to the “Prime Rate” (as defined in the Note), plus four percent (4%) per annum, computed on a 360-day year comprised of twelve 30 day months (but interest shall be charged for the actual number of days principal is unpaid). All funds advanced by Holder to Maker under the Increased Note Amount from October 1, 2004, until the Increased Note Amount has been paid in full, shall bear interest at the rate of twelve percent (12%) per annum, computed on a 360-day year comprised of twelve 30 day months (but interest shall be charged for the actual number of days principal is unpaid). Interest on the Increased Note Amount shall be payable monthly and shall be included in the “Interest Statement” described in the Note. The Increased Note Amount and any accrued but unpaid interest on the Increased Note Amount shall be due and payable in full on October 1, 2005, if not sooner depending on the amount of the Acceptable/Eligible Accounts outstanding at any time, i.e., the amount outstanding on the Increased Note Amount shall never be greater than the amount of Acceptable/Eligible Accounts then in existence.

7. By their execution of counterparts to this Amendment No. 3, Guarantors hereby: (a) approve the foregoing, (b) agree that nothing contained herein shall in any way terminate or reduce their guaranties, (c) subordinate their security interest in the Collateral to the security interest of Holder which secures repayment of the Note, as amended by Amendment No. 1, Amendment No. 2 and this Amendment No. 3, and (d) agree that each of their guaranties is hereby amended so that the “Indebtedness” (as defined in each of their guaranties) includes all amounts owed Lender under the Note, Amendment No. 1, Amendment No. 2 and this Amendment No. 3, i.e., Guarantors are now also guaranteeing Maker’s repayment of the Increased Note Amount and any interest earned thereon.

8. Except as set forth in this Amendment No. 3, the Original Note, Amendment No. 1 and Amendment No. 2 shall remain in full force and effect as originally executed by Maker and Lender.

9. This Amendment may be executed in any number of original counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

(Signatures Appear on Pages 5, 6 and 7)

MAKER:

TULLY’S COFFEE CORPORATION

By:

Name:

Title:

LENDER:

KENT CENTRAL, L.L.C.

By:	/s/ Larry R. Benaroya

Name:	Larry R. Benaroya

Title:	Manager

GUARANTORS:

/s/ Richard Padden
Richard Padden

/s/ Laurie Padden
Laurie Padden

/s/ Tom T. O’Keefe
Tom T. O’Keefe

/s/ Cathy O’Keefe
Cathy O’Keefe

/s/ Ron Neubauer
Ron Neubauer

/s/ Linda Neubauer
Linda Neubauer

/s/ George Hubman
George Hubman

/s/ Carolyn Hubman
Carolyn Hubman

/s/ Larry Hood
Larry Hood

/s/ Ritchie Hood
Ritchie Hood

/s/ Marc Evanger
Marc Evanger

/s/ Heidi Evanger
Heidi Evanger

/s/ Kevin Fortun
Kevin Fortun

Tully’s Coffee Corporation				Exhibit 1 to 3rd Amendment to Promissory Note
Schedule of Principal Installments
	A	B	C	D	E	F	G	H
								(F + G)
	Due Date	Minimum Principal Installments for the Original Note	Cumulative Principal Repayment (after June 1, 2004) on the Original Note *	Outstanding Principal under the Original Note (after these Minimum Principal Installments are Paid)	Re-Borrowing Amount Permitted Under Original Note Under Amendment #3 (After Repayments in “B”)	Maximum Borrowings Permitted Under Original Note Under Amendment #3	Maximum Amount Available for Borrowing- Increased Note (Asset Based Loan)	Maximum Permitted Borrowings- Combined Original Note and Increased Note (Asset Based Loan)
As of effective date of 3rd Amendment			$2,426,965.09		$2,426,965.09	$750,000.00	$3,176,965.09
	7/1/2004	$70,000.00	$70,000.00	$2,356,965.09	$—	$2,356,965.09	$750,000.00	$3,106,965.09
	8/1/2004	$70,000.00	$140,000.00	$2,286,965.09	$—	$2,286,965.09	$750,000.00	$3,036,965.09
	9/1/2004	$70,000.00	$210,000.00	$2,216,965.09	$—	$2,216,965.09	$750,000.00	$2,966,965.09
	10/1/2004	$70,000.00	$280,000.00	$2,146,965.09	$—	$2,146,965.09	$750,000.00	$2,896,965.09
	11/1/2004	$70,000.00	$350,000.00	$2,076,965.09	$—	$2,076,965.09	$750,000.00	$2,826,965.09
	12/1/2004	$70,000.00	$420,000.00	$2,006,965.09	$—	$2,006,965.09	$750,000.00	$2,756,965.09
	1/1/2005	$70,000.00	$490,000.00	$1,936,965.09	$—	$1,936,965.09	$750,000.00	$2,686,965.09
	2/1/2005	$70,000.00	$560,000.00	$1,866,965.09	$—	$1,866,965.09	$750,000.00	$2,616,965.09
	3/1/2005	$70,000.00	$630,000.00	$1,796,965.09	$—	$1,796,965.09	$750,000.00	$2,546,965.09
	4/1/2005	$70,000.00	$700,000.00	$1,726,965.09	$—	$1,726,965.09	$750,000.00	$2,476,965.09
	5/1/2005	$70,000.00	$770,000.00	$1,656,965.09	$—	$1,656,965.09	$750,000.00	$2,406,965.09
	6/1/2005	$70,000.00	$840,000.00	$1,586,965.09	$—	$1,586,965.09	$750,000.00	$2,336,965.09
	7/1/2005	$70,000.00	$910,000.00	$1,516,965.09	$—	$1,516,965.09	$750,000.00	$2,266,965.09
Line Matures (after Amendment 3)	8/1/2005	$1,516,965.09	$2,426,965.09	$—	$—	$—	$—	$—

See Notes on following page.

Notes to Exhibit 1-

Any proceeds from sale of property and equipment (not replaced) would result in principal payments to the Original Note incremental to those in Column B and would Reduce allowable borrowings in columns F and H by the same amount.

Any proceeds from sale of equity (gross amounts, before any issue costs) would result in principal payments to the Original Note incremental to those in Column B and would Reduce allowable borrowings in columns F and H by the same amount.

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